CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 25, 2017, accompanying the financial statements of Investment Grade Municipal Trust, 7-13 Year Series 60 (included in Invesco Unit Trusts, Municipal Series 1230) as of April 30, 2017, and for the period from May 26, 2015 (date of deposit) through April 30, 2016 and for the year ended April 30, 2017 and the financial highlights for the period from May 26, 2015 (date of deposit) through April 30, 2016 and for the year ended April 30, 2017, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-198351) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 25, 2017